R.H. Donnelley Corporation Announces Proposed Offering of Additional $500 Million of Senior Notes

CARY, N.C. - October 2, 2007 - R.H. Donnelley Corporation (NYSE: RHD)(the "Company") today announced that it intends to offer an additional $500 million of its 8.875% series A-4 senior notes due 2017 to certain institutional investors in an offering exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act"). A portion of the net proceeds from the offering is expected to be transferred to Dex Media East LLC, an indirect subsidiary of the Company ("Dex Media East"), in order to allow Dex Media East to repay a portion of the term loans outstanding under the existing Dex Media East credit facility. In order to permit such transfer, the Company must obtain the consent of required lenders holding not less than a majority of the aggregate amount of the outstanding debt and commitments under the existing Dex Media East credit facility and obtain fairness opinions with respect to the indentures governing the outstanding notes issued by Dex Media East and Dex Media, Inc. This offering of additional senior notes is conditioned on obtaining the consent and fairness opinions.

In addition, the Company intends to contribute a portion of the net proceeds to R.H. Donnelley Inc., a wholly owned subsidiary of the Company ("RHDI"), in order to allow RHDI to repay a portion of the term loans outstanding under RHDI's credit facility.

The senior notes will be offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The senior notes to be offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy such senior notes and is issued pursuant to Rule 135c under the Securities Act.